Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Meggan Powers
Director, Corp. Communications & IR	PR Manager
Cymer, Inc.	Cymer, Inc.

(858) 385-5232

(858) 385-6327

tslavin@cymer.com	mpowers@cymer.com

CYMER REPORTS FIRST QUARTER 2006 OPERATING RESULTS

SAN DIEGO, Calif., April 18, 2006 - Cymer, Inc. (Nasdaq NM: CYMI), the world’s leading supplier of excimer laser light sources used in semiconductor manufacturing, today announced operating results for the first quarter ended March 31, 2006. First quarter revenue and gross margin exceeded the company’s January 31, 2006 guidance, and Cymer achieved record quarterly bookings.

For the first quarter of 2006, net income rose to $20,603,000, equal to $0.52 per share (diluted), a 283 percent increase over net income of $5,385,000, equal to $0.14 per share (diluted), in the first quarter of 2005, and an 18 percent increase over net income of $17,468,000, equal to $0.48 per share (diluted), in the fourth quarter of 2005. Included in the first quarter 2006 net income are the effects of stock option expensing which became effective January 1, 2006. In addition, first quarter 2006 diluted earnings per share was calculated by applying the “if-converted” method associated with the company’s convertible subordinated notes outstanding, as their effect was dilutive in the first quarter of 2006, whereas their effect was anti-dilutive in the first and fourth quarters of 2005.

Revenue for the first quarter of 2006 climbed to $127,117,000, a 50 percent increase over revenue of $84,810,000 in the first quarter of 2005, and a 24 percent increase over revenue of $102,793,000 in the fourth quarter of 2005.

Commenting on the first quarter of 2006, Bob Akins, Cymer’s chief executive officer, said, “We continued successfully executing our initiatives to increase operating efficiencies and improve financial performance to grow shareholder value, evidenced in our gross margin increasing to 46 percent. We realized a 67 percent quarter-over-quarter increase in operating income on a 24 percent quarter-over-quarter increase in revenue, clearly demonstrating the operating leverage in our business model.

“We recognized revenue on 70 light sources in the first quarter, up 46 percent over the prior quarter,” Akins continued. “During the first quarter, we were pleased to see that demand for our krypton fluoride (KrF) light sources grew more than we had anticipated. We also experienced continued strong shipments of our XLA Series of argon fluoride (ArF) products, with approximately 17 percent of system shipments being our most advanced XLA 200 and XLA 300 models. Our XLA 300 is targeted at high volume immersion production and we are currently installing the first unit of this model at a major chipmaker. While only 37 percent of light sources recognized for revenue in the first quarter were XLA Series models, due to their higher average selling price (ASP), they constituted 59 percent of systems revenue.”

With the product mix more heavily weighted toward KrF light sources, Cymer’s first quarter 2006 ASP declined to $970,000 on a currency adjusted basis. The quarterly average utilization of the company’s light sources at chipmakers in the first quarter increased slightly over the previous quarter’s level. This drove non-systems product revenue, which consists of consumables and spare parts, upgrades, and service, to $59,021,000 for the first quarter, equal to 46 percent of total revenue.

First quarter 2006 bookings rose to $135,575,000, the highest quarterly level in Cymer’s history and a 13 percent increase over bookings of $119,819,000 in the prior quarter. The first quarter 2006 book-to-bill ratio was 1.07, and the quarter-end backlog totaled $99,299,000.

Cymer recorded operating income of $24,273,000, or 19 percent of revenue in the first quarter of 2006, compared to operating income of $14,493,000, or 14 percent of revenue, in the fourth quarter of 2005.

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CYMER REPORTS FIRST QUARTER 2006 OPERATING RESULTS

Nancy Baker, Cymer’s chief financial officer, stated, “Cymer generated $869,000 in cash from operations in the first quarter of 2006 and incurred capital spending of $3,661,000, resulting in negative free cash flow of $2,792,000. Free cash flow is calculated as the net cash provided by operating activities less the acquisition of property and equipment. The quarter’s negative free cash flow is primarily attributable to high account receivable balances resulting from back-end loaded shipments during the quarter, front-end loaded inventory levels to support forecasted growing demand, and the impact of classifying excess tax benefits from stock option exercises in financing activities rather than operating activities, in accordance with SFAS 123R. The receivable and inventory activities are primarily the result of ramping operations to meet 2006 growing demand. Therefore, Cymer expects to generate a significant amount of cash from operations in the second quarter and the remainder of 2006 as revenue and profitability continue to grow and inventory turns increase.”

Corporate Outlook

Commenting on Cymer’s outlook, Akins noted, “The growth opportunities we see for semiconductor equipment in general and for lithography in particular are based on strong continuing demand for consumer electronics. Medium-term growth opportunities are promising because of the large number of multi-year product cycles that are in early stages of development, including NAND flash-enabled portable devices, new video game platforms, and mobile broadband internet use, to name a few. Fab utilization was in the low to mid-90 percent range in the first quarter, and is expected to remain high in the near to medium term. A number of chipmakers have recently announced their intentions to increase their capital spending substantially either in 2006, or in both 2006 and 2007. Chipmakers’ order patterns are remaining rational and disciplined relative to their lithography tool purchases, and we believe DUV lithography will grow even faster than lithography overall as more wafer layers must transition to DUV production.”

Based on information available at this time, Cymer is currently providing the following guidance for the second quarter of 2006:

•      We currently estimate that total revenue in the second quarter of 2006 should be up between 5 and 10 percent over first quarter 2006 revenue.

•      We are forecasting that foreign currency adjusted ASPs should be relatively flat with the $970,000 reported for the first quarter of 2006. Growth in demand for lower priced, capacity related KrF light sources is offsetting ASP growth that would otherwise result from strong demand for our XLA Series of light sources.

•      We expect that gross margin should be between 48 and 49 percent.

•      We anticipate that R&D expenses should be between $18.5 million and $19.5 million.

•      We expect SG&A expenses to be between $17.0 million and $17.5 million.

•      Our 2006 estimated annual effective tax rate is expected to be approximately 34 percent, which is higher than our previous estimate due to an increase in our currently forecasted growth rate for 2006 and the associated rise in pre-tax income, as well as the expiration of the federal research credit which congress has yet to renew for 2006.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, April 18, 2006, to discuss first quarter 2006 results and second quarter guidance. This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to statements regarding future cash generation and inventory declining, and the statements under the caption “Corporate Outlook” above. These statements are predictions based on current information and expectations and involve a number of risks and uncertainties. In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance. Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; the timing of customer orders, shipments and

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CYMER REPORTS FIRST QUARTER 2006 OPERATING RESULTS

acceptances; delays or cancellations by customers of their orders; cyclicality in the market for semiconductor manufacturing equipment; the rate at which semiconductor manufacturers take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; and the company’s ability to manage its expense levels and unanticipated expenses. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV laser illumination sources, the essential light source for DUV photolithography systems. DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips. Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

Free Cash Flow Reconciliation

Cash provided by operating activities	$869,000
Less acquisition of property and equipment	$3,661,000
Free cash flow	$(2,792,000)

Cymer, Inc.

	Three months ended March 31,
	2005	2006
Total revenues	$84,810,000	$127,117,000

Net income	$5,385,000	$20,603,000
Diluted earnings per share	$0.14	$0.52
Weighted average common and common equivalent shares outstanding (diluted)	37,230,000	41,126,000

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CYMER REPORTS FIRST QUARTER 2006 OPERATING RESULTS

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months ended March 31,
	2005	2006
REVENUES:
Product sales	$84,609	$124,902
Product sales - related party	—	2,154
Other	201	61
Total revenues	84,810	127,117

COST AND EXPENSES:
Cost of product sales	53,031	68,691
Research and development	14,624	18,124
Sales and marketing	5,774	6,849
General and administrative	6,304	9,180

Total costs and expenses	79,733	102,844

OPERATING INCOME	5,077	24,273

OTHER INCOME (EXPENSE):
Foreign currency exchange gain (loss) - net	(194)	619
Interest and other income	2,401	6,986
Interest and other expense	(2,127)	(1,402)

Total other income - net	80	6,203

INCOME BEFORE INCOME TAX PROVISION AND MINORITY INTEREST	5,157	30,476

INCOME TAX PROVISION	—	10,554
MINORITY INTEREST	228	681

NET INCOME	$5,385	$20,603

EARNINGS PER SHARE:
Basic earnings per share	$0.15	$0.55
Weighted average common shares outstanding-basic	36,884	37,278

Diluted earnings per share	$0.14	$0.52	(a)
Weighted average common shares outstanding-diluted	37,230	41,126	(a)

(a)          As a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted by an additional 2.8 million assuming conversion of our 3.5% convertible subordinated notes, and net income has been adjusted by $873,000 for an add back of related interest expense, net of tax.

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CYMER REPORTS FIRST QUARTER 2006 OPERATING RESULTS

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31, 2005	March 31, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$233,745	$269,937
Short-term investments	130,204	151,213
Accounts receivable - net	89,818	111,571
Accounts receivable - related party	588	2,789
Foreign currency forward exchange contracts	1,776	276
Inventories	89,046	101,252
Deferred income taxes	33,338	33,855
Prepaid expenses and other assets	6,497	5,963

Total current assets	585,012	676,856

PROPERTY AND EQUIPMENT - NET	117,251	115,252
LONG TERM INVESTMENTS	29,395	29,369
DEFERRED INCOME TAXES	34,429	29,603
GOODWILL - NET	8,358	8,833
INTANGIBLE ASSETS - NET	10,474	9,839
OTHER ASSETS	6,457	6,116

TOTAL ASSETS	$791,376	$875,868

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$17,710	$23,911
Accounts payable - related party	4,975	4,157
Accrued warranty and installation	30,775	31,666
Accrued payroll and benefits	12,461	14,003
Accrued patents, royalties and other fees	7,180	6,214
Income taxes payable	7,268	1,135
Unearned income	1,726	1,782
Accrued and other current liabilities	3,247	2,130

Total current liabilities	85,342	84,998

CONVERTIBLE SUBORDINATED NOTES	140,722	140,722
OTHER LIABILITIES	10,582	12,478

Total liabilities	236,646	238,198

MINORITY INTEREST	16,276	9,046

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value, issued and outstanding 38,036,000 and 39,869,000 shares	38	40
Additional paid-in capital	407,549	474,312
Treasury stock at cost (1,943,000 common shares)	(50,000)	(50,000)
Accumulated other comprehensive loss	(9,025)	(6,223)
Retained earnings	189,892	210,495

Total stockholders’ equity	538,454	628,624

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$791,376	$875,868

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CYMER REPORTS FIRST QUARTER 2006 OPERATING RESULTS

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the three months ended March 31
	2005	2006

OPERATING ACTIVITIES:
Net income	$5,385	$20,603
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	7,264	6,484
Non-cash stock based compensation	152	2,519
Amortization of unearned compensation	16	—
Minority interest	(228)	(681)
Provision for deferred income taxes	89	4,230
Loss on disposal or impairment of property and equipment	2	6
Change in assets and liabilities:
Accounts receivable - net	30,988	(21,753)
Accounts receivable - related party	—	(2,201)
Foreign currency forward exchange contracts	(1,898)	1,636
Inventories	7,361	(12,206)
Prepaid expenses and other assets	160	680
Accounts payable	891	6,201
Accounts payable - related party	—	(818)
Accrued and other liabilities	(5,194)	2,246
Unearned income	774	56
Income taxes payable	(1,289)	(6,133)

Net cash provided by operating activities	44,473	869

INVESTING ACTIVITIES:
Acquisition of property and equipment	(5,180)	(3,661)
Purchases of investments	(141,521)	(54,484)
Proceeds from sold or matured investments	133,719	33,572
Acquisition of minority interest	—	(7,024)

Net cash used in investing activities	(12,982)	(31,597)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,557	54,090
Excess tax benefits from equity-based compensation plans	—	10,154
Payments on capital lease obligations	(12)	—
Purchase of treasury stock	(8,287)	—

Net cash provided by (used in) financing activities	(6,742)	64,244

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	484	2,676

NET INCREASE IN CASH AND CASH EQUIVALENTS	25,233	36,192
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	114,246	233,745

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$139,479	$269,937

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$3,627	$2,522
Income taxes paid, net	$1,356	$1,536

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